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                                                                    Exhibit 99.1
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             Pinnacle Entertainment Completes Sale of Turf Paradise


   Transaction Supports Pinnacle's Strategy to Focus on Core Gaming Business

     GLENDALE, Calif., June 13 /PRNewswire/ -- Pinnacle Entertainment, Inc. (NYSE: PNK -- news; formerly Hollywood Park, Inc.) announced that it has completed the sale of its Turf Paradise horse racing facility to T.P. Racing, L.L.L.P., controlled by Jerry Simms, a private investor, for $53 million in cash. The agreement includes the horse racing operations and the 275 acres at the Phoenix, Arizona property.

     "The sale of Turf Paradise completes our strategy to sell our horse racing assets and re-invest in our core casino business," remarked R.D. Hubbard, Chairman.

     Commenting on his plans for the property, Mr. Simms said: "Turf Paradise is a landmark in Phoenix, and I'm eager to begin the process of restoring the facility for horse racing, as well as expanding the property's use into a family entertainment center."

     Pinnacle Entertainment is a diversified gaming company that owns and operates eight casinos (four with hotels) in Nevada, Mississippi, Louisiana and Argentina, two of which are the subject of pending sale transaction. Pinnacle Entertainment receives lease income from two card club casinos, both in the Los Angeles metropolitan area; and is also constructing the Belterra Resort and Casino, a major hotel/casino complex in Southern Indiana, approximately 35 miles southwest of Cincinnati. The company has also signed a definitive merger agreement with a subsidiary of Harvey's Casino Resorts, which is expected to close in the fourth quarter of 2000.

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect future results and, accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of the Company, including statements related to Pinnacle Entertainment's plans to continue investing capital in its core casino business and the financial success of that strategy. Pinnacle Entertainment cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to (a) the future decision of Pinnacle Entertainment to modify its investment practices and (b) the failure of Pinnacle Entertainment's business strategy to produce improved financial results, as well as other risks as detailed from time to time in Pinnacle Entertainment's filings with the Securities and Exchange Commission. For more information on the potential factors that could affect the Company's financial results, review the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and the Company's other filings with the SEC.

     For more information on Pinnacle Entertainment, Inc. via facsimile at no cost, call 1-800-PRO-INFO and dial company code PNK.

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